Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Servotronics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.20 par value per share	Other	200,000	(2)	$11.00	(3)	$2,200,000	(3)	$92.70 per $1,000,000	$203.94
Total Offering Amounts							$2,200,000			$203.94
Total Fee Offsets (4)										$0
Net Fee Due										$203.94

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.20 (“Common Stock”), of Servotronics, Inc. (the “Registrant”) that become issuable under the Servotronics, Inc. 2022 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Represents 200,000 shares of Common Stock authorized for future issuance under the Plan.
(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.
(4)	The Registrant does not have any fee offsets.